Exhibit 9 under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                           FIRST PRIORITY FUNDS
                     ADMINISTRATIVE SERVICES AGREEMENT

     This Administrative Services Agreement is made as of this 1st day of August, 1994, between First Priority Funds, a Massachusetts business trust (herein called the "Fund"), and Federated Administrative Services, a Delaware business trust (herein called "FAS").

     WHEREAS, the Fund is a Massachusetts business trust, consisting of one or more portfolios, which operates as an open-end management investment company and will so register under the Investment Company Act of 1940; and

     WHEREAS, the Fund desires to retain FAS as its Administrator to provide it with Administrative Services (as herein defined), and FAS is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:


     1. Appointment of Administrator. The Fund hereby appoints FAS as Administrator of the Fund on the terms and conditions set forth in this Agreement; and FAS hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

     2. Services and Duties. As Administrator, and subject to the supervision and control of the Fund's Board of Trustees, FAS will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Fund and each of its portfolios:

     (a) prepare, file, and maintain the Fund's governing documents and any amendments thereto, including the Declaration of Trust dated October 15, 1991 ("Declaration of Trust") (which has already been prepared and filed), the By-laws and minutes of meetings of Trustees and shareholders;

     (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Fund and the Fund's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Fund to make a continuous offering of its shares;

     (c) prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, and transfer agent, subject to approval by the Fund's Board of Trustees;

     (d) supervise the Fund's custodian in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Fund and of the declaration and payment of dividends and other distributions to shareholders;


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     (e)   calculate performance data of the Fund for dissemination to information services covering the investment company industry;

     (f)   prepare and file the Fund's tax returns;

     (g) examine and review the operations of the Fund's custodian and transfer agent;

     (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;

     (i) perform internal audit examinations in accordance with the charter adopted by FAS and the Fund;

     (j)   assist with the design, development, and operation of the Fund;

     (k) provide individuals reasonably acceptable to the Fund's Board of Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Trustees; and

     (l) consult with the Fund and its Board of Trustees on matters concerning the Fund and its affairs.

     The foregoing, along with any additional services that FAS shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the

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Fund's investment adviser, distributor, custodian, or transfer agent pursuant to their respective agreements with the Fund.

     3. Expenses. FAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Fund, including the compensation of FAS employees who serve as Trustees or officers of the Fund. The Fund shall be responsible for all other expenses incurred by FAS on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not FAS employees, and trade association dues.

     4. Compensation. For the Administrative Services provided, the Fund hereby agrees to pay and FAS hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate per portfolio of the Fund's shares, payable daily, as specified below:

      Maximum Administrative     Average Daily Net Assets
                Fee                     of the Fund

               .15%                 on the first $250 million
               .125%                on the next $250 million
               .100%                on the next $250 million
               .075%                on assets in excess of
                                          $750 million


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     However, in no event shall the administrative fee received during any year of this Agreement with respect to each portfolio be less than, or be paid at a rate less than would aggregate $50,000, per portfolio.

     5.    Responsibility of Administrator.

     (a) FAS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FAS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FAS, who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of FAS hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FAS even though paid by FAS.

     (b) FAS shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions
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           contained in this Section 5 shall apply, however, it is
           understood that if in any case the Fund may be asked to indemnify or save FAS harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FAS will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FAS against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FAS and thereupon the Fund shall take over complete defense of the claim, and FAS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. FAS shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FAS except with the Fund's written consent.

     6.    Duration and Termination.

     (a) The initial term of this Agreement shall commence on the date hereof and extend until December 31, 1998. During that period, the Fund may add up to three new portfolios, provided that the post-effective amendment(s) to the Fund's registration statement filed for the purpose of adding the portfolio(s) become(s) effective on or before December 31, 1995.

     (b) Upon the expiration of any term, this Agreement shall be automatically renewed each year for an additional term of one
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           year, unless notice of termination has been delivered by either party to the other no less than one year before the beginning of any such additional term.

     7. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

     8. Limitations of Liability of Trustees or Officers, Employees, Agents and Shareholders of the Fund. FAS is expressly put on notice of the limitation of liability as set forth in the Fund's Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in any case to the Fund and its assets and that FAS shall not seek satisfaction of any such obligations from the shareholders of the Fund, the Trustees, Officers, Employees or Agents of the Fund, or any of them.

     9. Limitations of Liability of Trustees and Shareholders of FAS. The execution and delivery of this Agreement have been authorized by the Trustees of FAS and signed by an authorized officer of FAS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FAS, but bind only the trust property of FAS as provided in the Declaration of Trust.

     10. Notices. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if
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delivered to the Fund and to its investment adviser at the following address: First Alabama Bank, P.O. Box 10247, Birmingham, AL  35202
Attention:   J. Kenneth Alderman
and if delivered to FAS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President.

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of
Section 6, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     12. Counterparts. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              First Priority Funds
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                              By:/s/ Edward C. Gonzales
                                                    President


Attest:/s/ John W. McGonigle
                      Secretary


                              Federated Administrative Services


                              By:/s/ James J. Dolan
                                                    President


Attest:/s/ S. Elliott Cohan
                      Secretary